  Exhibit 99.1

Edesa Biotech Announces $4.36 Million Registered Direct Offering

TORONTO, ON / ACCESSWIRE / January 6, 2020 / Edesa Biotech, Inc. (Nasdaq: EDSA), a clinical-stage biopharmaceutical company, today announced that it has entered into definitive securities purchase agreements with certain institutional and accredited investors as well as company insiders in a registered direct offering of an aggregate of 1,355,380 common shares. The price per share for investors other than investors that are officers, directors, employees or consultants of the company is $3.20 and, for each investor that is an officer, director, employee or consultant of the company, $4.11.

In a concurrent private placement, the company agreed to sell to such investors Class A Purchase Warrants to purchase an aggregate of up to 1,016,553 of the Company’s common shares, or 0.75 of a common share for each share purchased in the offering, and Class B Purchase Warrants to purchase an aggregate of up to 677,703 of the company’s common shares, or 0.50 of a common share for each share purchased in the offering. The Class A Purchase Warrants will be exercisable at any time on or after the six month anniversary of their date of issuance, at an exercise price of $4.80 per share and will expire on the third anniversary of the date they initially become exercisable. The Class B Purchase Warrants will be exercisable at any time on or after the six month anniversary of their date of issuance, at an exercise price of $4.00 per share and will expire on the four month anniversary of the date they initially become exercisable.

Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as Edesa’s U.S. financial adviser and placement agent for the offering in the United States. Non U.S. investors participated in the offering via a concurrent non-brokered placement. The closing of the offering and concurrent private placement is expected to occur on or about January 8, 2020, subject to the satisfaction of customary closing conditions.

The gross proceeds to Edesa are expected to be approximately $4.36 million. Edesa intends to use the net proceeds from the offering primarily for working capital and for general corporate purposes, including research and development.

The common shares are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-233567), that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on September 12, 2019. The warrants to be issued in the concurrent private placement and shares issuable upon exercise of such warrants have not been registered under the Securities Act of 1933, as amended (the Securities Act) or applicable state securities law and are being offered pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from Edesa Biotech, Inc. via email at investors@edesabiotech.com or telephone at (805) 488-2800. No Canadian prospectus has been or will be filed in a province or territory of Canada to qualify the securities in connection with the offering.

About Edesa Biotech, Inc.
Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on efficiently developing innovative treatments that address significant unmet medical needs. Edesa’s lead product candidate, EB01, is a novel non-steroidal anti-inflammatory molecule (sPLA2 inhibitor) for the treatment of chronic allergic contact dermatitis which has demonstrated statistically significant improvements in multiple clinical studies. A Phase 2b clinical study of EB01 was initiated in October 2019. Edesa also intends to expand the utility of its sPLA2 inhibitor technology across multiple indications and expand its portfolio with assets that can drive long-term growth opportunities. The company is based in Markham, Ontario, Canada, with U.S. offices in Southern California.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Forward looking statements in this press release include the anticipated closing date of the offering and anticipated proceeds from the offering. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa’s operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa’s product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa’s ability to protect its intellectual property and the timing and success of submission, acceptance and approval of regulatory filings. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa’s public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contacts
Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com